Exhibit 99.1
For further information contact:
Donald J. Stephens
Wauwatosa Savings Bank
414-761-1000
For Immediate Release
Wauwatosa Holdings, Inc. Completes Initial Stock Offering
Wauwatosa Savings Bank Reorganizes into Mutual Holding Company Form
Wauwatosa, WI, October 4, 2005 — Wauwatosa Savings Bank announced today that it has completed its reorganization into mutual holding company form and Wauwatosa Holdings, Inc., the newly formed mid-tier stock holding company of Wauwatosa Savings Bank, has completed its initial stock offering. The mid-tier stock holding company sold 10,117,125 shares of common stock at $10 per share in a subscription offering that closed at the adjusted maximum of the offering range. The shares sold in the subscription offering represent approximately 30% of the total shares outstanding following the reorganization. Lamplighter Financial, MHC, which is the mutual holding company formed in the reorganization, received 68.35% of the total shares of Wauwatosa Holdings, Inc. outstanding following the reorganization. In addition, Wauwatosa Holdings, Inc. contributed 1.65% of the shares outstanding to Waukesha County Community Foundation, Inc., a local charitable foundation.
The shares of Wauwatosa Holdings, Inc. will be traded on the NASDAQ National Market under the symbol “WAUW”. Trading is expected to begin on October 5, 2005.
The subscription offering was oversubscribed by eligible depositors of Wauwatosa Savings Bank holding the first priority in the subscription offering, As a result, Wauwatosa Holdings, Inc. sold all 10,117,125 shares to eligible depositors holding the first priority in the offering and other subscribers did not receive any shares in the offering. Also, as a result of the over-subscription, eligible depositors holding the first priority may receive fewer shares than they subscribed for as a result of the required allocation. Keefe, Bruyette & Woods, Inc. acted as the marketing agent for the subscription offering.
Wauwatosa Savings Bank’s employee stock ownership plan (“ESOP”), which was in the second priority category, also did not receive any shares in the subscription offering. The ESOP intends to purchase shares in the open market after trading begins. The purchases by the ESOP will be made over time depending upon, among other things, market conditions.
Donald J. Stephens, Chairman, President and Chief Executive Officer of Wauwatosa Savings Bank, Wauwatosa Holdings, Inc. and Lamplighter Financial, MHC, said “we are gratified by the overwhelming support for our reorganization and the offering that we received from our depositors. We pledge our best efforts in continuing to provide first-class banking service to our customers. We also look forward to the opportunities ahead and to serving our new shareholders.”
Wauwatosa Savings Bank is a Wisconsin-chartered, FDIC-insured savings bank which was originally organized in 1921. Wauwatosa Savings Bank conducts business from its six offices in Waukesha and Milwaukee counties,

Wisconsin. As of June 30, 2005, Wauwatosa Savings Bank had $1.386 billion in total assets, $1.129 billion in deposits and $134.0 million in retained earnings.
Cautionary Statements
The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of Wauwatosa Savings Bank’s lending activities and loan loss experience, general economic and political developments, and changes in the regulatory environment in which Wauwatosa Savings Bank operates. We urge you to carefully review the filings that Wauwatosa Holdings, Inc. has made with the Securities and Exchange Commission for other factors which could affect Wauwatosa Holdings’ operations in the future. We undertake no obligation to update any forward-looking statements.
John E. Perry
Vice President
Marketing & Public Relations
Wauwatosa Savings Bank
(414) 918-0312
JohnPerry@WSBonline.com